UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

INTERNATIONAL ABSORBENTS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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International Absorbents Inc.

“Products and Technology for the Good of the Environment”

May 16, 2008

To Our Shareholders:

On behalf of the board of directors of International Absorbents Inc., I cordially invite you to attend our annual general meeting of shareholders to be held at Computershare Investor Services, 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, Canada on Wednesday, June 11, 2008 at 10:00 a.m., local time. A notice of the annual general meeting, a proxy statement containing information about the matters to be acted upon at the annual general meeting and a form of proxy are enclosed.

We urge you to attend our annual general meeting. Your participation in the affairs of International Absorbents is important. Our annual general meeting is an excellent opportunity for our management to discuss our progress with you in person.

Whether in person or by proxy, it is important that your Common Shares be represented at our annual general meeting. To ensure your participation, regardless of whether you plan to attend in person, please complete, sign, date and return the enclosed form of proxy promptly or otherwise vote by using the toll-free number or visiting the website listed on the form of proxy.

We look forward to seeing you on June 11th.

Sincerely,

Gordon L. Ellis President, Chief Executive Officer and Chairman of the Board

Principal Executive Offices: 1569 Dempsey Rd. North Vancouver, BC V7K 1S8 Tel: (604) 681-6181 Fax: (604) 904-4105	Grandview Facility: 6960 Salashan Parkway Ferndale, WA 98248 Tel: (360) 734-7415 Fax: (360) 671-1588

Email: info@absorbent.com

www.internationalabsorbents.com

INTERNATIONAL ABSORBENTS INC.

———————

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be Held on June 11, 2008

———————

TO THE SHAREHOLDERS:

Notice is hereby given that the 2008 Annual General Meeting of Shareholders of International Absorbents Inc., a corporation incorporated under the laws of British Columbia, Canada (the “Company”) will be held on Wednesday, June 11, 2008 at 10:00 a.m., local time, at Computershare Investor Services, 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, Canada for the following purposes:

1.

To elect two Class I directors to serve for the ensuing two-year period or until their successors are duly elected or appointed.

2.

To ratify the appointment by the Audit Committee of Moss Adams LLP as the Company’s independent auditors for the fiscal year ending January 31, 2009, at a remuneration to be fixed by the Audit Committee.

3.

To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The board of directors has fixed the close of business on May 2, 2008 as the record date for the determination of shareholders entitled to vote at this meeting. Only shareholders of record at the close of business on May 2, 2008 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to submit your form of proxy. You may do so by mail, facsimile, over the internet or by telephone, by following the instructions on the form of proxy. Any shareholder attending the meeting may vote in person even if the shareholder has previously submitted a form of proxy.

By Order of the Board of Directors

Gordon L. Ellis President, Chief Executive Officer and Chairman of the Board
1569 Dempsey Road North Vancouver, British Columbia Canada V7K 1S8 604-681-6181
May 16, 2008

INTERNATIONAL ABSORBENTS INC.

1569 Dempsey Road
North Vancouver, British Columbia, Canada V7K 1S8
(Principal Executive Offices)
www.internationalabsorbents.com

Tel: 604-681-6181 Toll Free: 866-514-6559

info@absorbent.com

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held June 11, 2008

SOLICITATION OF PROXIES

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE MANAGEMENT OF INTERNATIONAL ABSORBENTS INC. (THE “COMPANY”), A CORPORATION INCORPORATED UNDER THE LAWS OF BRITISH COLUMBIA, CANADA, FOR USE AT THE ANNUAL GENERAL MEETING (THE “MEETING”) OF THE SHAREHOLDERS OF THE COMPANY TO BE HELD ON WEDNESDAY, JUNE 11, 2008 AT 10:00 A.M. (Pacific Time), AT COMPUTERSHARE INVESTOR SERVICES INC., 510 BURRARD STREET, 3RD FLOOR, VANCOUVER, BRITISH COLUMBIA, CANADA V6C 3B9 FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS.

This Proxy Statement and the accompanying notice and form of proxy were first mailed on or about May 16, 2008 to shareholders of the Company entitled to vote at the Meeting. It is expected that the solicitation will be primarily by mail. Proxies may also be solicited personally or by telephone, facsimile, or electronically via the internet, by the directors, officers or other employees of the Company for no additional compensation; however, out-of-pocket expenses will be reimbursed. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the Company’s common shares, without par value (the “Common Shares”), registered in their names, to forward solicitation materials to the beneficial owners of such Common Shares. The Company will reimburse brokerage firms and other persons representing beneficial owners of the Company for their reasonable expenses in forwarding solicitation materials. THE COMPANY MAKES THIS SOLICITATION OF PROXIES AND ALL RELATED COSTS OF THIS SOLICITATION WILL BE BORNE BY THE COMPANY.

RECORD DATE AND OUTSTANDING SHARES

Only shareholders of record at the close of business on May 2, 2008 (the “Record Date”) are entitled to notice of and to vote at the Meeting. The only outstanding voting securities of the Company are the Common Shares. Each holder of Common Shares is entitled to one vote per Common Share on all matters.

As of the Record Date, 6,410,328 Common Shares were issued and outstanding and held of record by approximately 446 shareholders. The closing price of the Company’s Common Shares as of the Record Date on The American Stock Exchange LLC (“AMEX”) was (U.S.) $4.41 under the symbol “IAX.”

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying form of proxy as proxyholders are Executive Officers (as defined below) of the Company planning to be in attendance at the Meeting and were nominated by the Board of Directors of the Company (the “Board of Directors” or “Board”). For the purpose of this Proxy Statement, except as otherwise indicated by the context, “Executive Officers” means our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Vice President of Sales and Marketing, which are the Company’s only executive officers. A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM OR HER AT THE MEETING AS PROXYHOLDER MAY DO SO, EITHER BY:

(a)

STRIKING OUT THE PRINTED NAMES AND INSERTING THE DESIRED PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY; OR

(b)

BY COMPLETING ANOTHER PROPER FORM OF PROXY.

On December 28, 2007 the Company entered into a new Transfer Agent, Registrar and Dividend Disbursing Agent Agreement with Computershare Investor Services Inc., a company incorporated under the laws of Canada with an office in the City of Vancouver in the Province of British Columbia (“Computershare” or “Transfer Agent”). The Company previously determined that Pacific Corporate Trust could not provide the Company with the range of services required and consequently a change was made to a new transfer agent, Computershare.

The completed form of proxy must be received at the office of Computershare, located at 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, Canada V6C 3B9, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or before the time that the Meeting is to be reconvened following any adjournment thereof. A form of proxy received at the offices of the Transfer Agent or the Company after this time, but prior to the Meeting, may be accepted or rejected as late, at the discretion of the Chairman of the Board.

Any form of proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use. Any shareholder’s form of proxy will be returned (and considered revoked) if the shareholder is present at the Meeting and should request its return. A shareholder who has given a form of proxy may also revoke it by an instrument in writing delivered to the office of the Transfer Agent or to the registered office of the Company, 5670 Yew Street, Vancouver, British Columbia, Canada V6M 3Y3, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, or in any other manner provided by law. If the shareholder is a corporation, any such instrument of revocation must be executed under the corporate seal or by a duly authorized officer or attorney of the corporation.

ADVICE TO BENEFICIAL OWNERS

Most beneficial owners of the Common Shares are not listed on the Company’s register of shareholders. Beneficial owners will not be listed if they hold their Common Shares through an intermediary, such as a brokerage firm, bank, trust company, or other firm, financial institution or company. In this section, such owners are referred to as “you” or as a “Beneficial Owner,” and the firm, financial institution or company through which you hold your Common Shares are referred to as “Intermediaries.” This discussion does not apply to owners of Common Shares of the Company who hold their Common Shares directly instead of through an Intermediary and who are therefore listed directly on the Company’s register of shareholders.

If you hold your Common Shares through an Intermediary, then instead of you being listed on the Company’s register of shareholders, either the Intermediary, or a depository or other agent used by it, will be listed as the shareholder. The Company can only recognize votes and take instructions from its shareholders who are actually listed on its register of shareholders. Accordingly, in order to vote at the Meeting, you will need to instruct your Intermediary how to vote your Common Shares, or, if you wish to attend and vote at the Meeting yourself, then you need to instruct your Intermediary to authorize you to do so.

The Company will be providing Meeting materials to the Intermediaries listed on its register of shareholders (or listed by the depository or other agent used by the Intermediary). The Intermediaries are required to send the Meeting materials on to you (unless you have waived this requirement) and to all other Beneficial Owners who have not waived their right to receive the materials. The Meeting materials will include, among other things, this Proxy Statement, and a form of proxy for you to complete, sign and return to your Intermediary or as otherwise directed by your Intermediary, indicating how you want your Common Shares voted by the Intermediary. If you wish to attend and vote at the Meeting yourself, then you need to strike out the names of the management proxyholder names shown just before the blank space on the form of proxy sent to you by your Intermediary, and insert your own name in the blank space. You then need to complete and sign the form of proxy and send it back to your Intermediary or as your Intermediary has otherwise directed. You may also appoint someone else to attend at the Meeting and vote on your behalf by inserting that person’s name in the blank space instead of your own.

Whether you wish to give voting instructions to your Intermediary to vote on your behalf at the Meeting or you wish to attend the Meeting and vote in person, you must complete the form of proxy provided to you by or on behalf of your Intermediary and return it in accordance with the instructions provided. This will enable your Intermediary either to vote your Common Shares as you have directed, or to give formal notice to the Company that you have the authority to attend and vote at the Meeting yourself.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

At the Meeting, the Company’s Transfer Agent will determine the presence of a quorum and tabulate the results of the votes by shareholders. Under the Company’s Articles, a quorum exists when either (a) two shareholders entitled to vote at the Meeting whether in person or by proxy hold or represent, in aggregate, at least 5% of the total number of issued and outstanding Common Shares that are entitled to vote at the Meeting or (b) if there is only one shareholder entitled to vote at the Meeting, then the person who is, or who represents by proxy, that shareholder, may constitute the meeting. Under the policies, rules and guidelines of AMEX, it is recommended that a quorum be at least 33-1/3% of the voting Common Shares represented. The Company intends to meet the recommendations of AMEX by adjourning the Meeting if less than 33 1/3% of the Common Shares are represented in person or by proxy thereat. A quorum is necessary for the transaction of business at the Meeting. Abstentions and “broker non-votes” (broker non-votes occur when a person holding Common Shares through an Intermediary does not provide instructions as to how his or her Common Shares should be voted and the Intermediary does not have discretion to vote those Common Shares or, if the Intermediary has discretion to vote such Common Shares, does not exercise such discretion) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

A nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast (a) against the nominee and (b) for any other nominee for that position. Shareholders are not entitled to cumulate votes in the election of directors. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor a vote against the nominee and thus will have no effect on the outcome. Approval of all other matters that properly come before the Meeting, including the proposal to ratify the appointment of Moss Adams LLP as the Company’s independent auditors, require the vote of a majority of the Common Shares represented in person or by proxy at the Meeting. Abstentions will have the same effect as votes against such proposals because they are treated as present and entitled to vote for purposes of determining the pool of votable Common Shares, but do not contribute to the affirmative votes required to approve the proposals. Proxies that reflect broker non-votes will not be considered present for the purposes of determining the votes for these proposals and will therefore have the effect of neither a vote for nor a vote against such proposals.

VOTING OF PROXIES

If the form of proxy is properly completed and returned to the Transfer Agent and is unrevoked, the Common Shares represented by the form of proxy will be voted at the Meeting. Where a shareholder indicates a choice with respect to any matter to be acted upon at the Meeting, the Common Shares will be voted in accordance with the specification so made. IF A CHOICE IS NOT SO SPECIFIED, IT IS INTENDED THAT THE PERSON DESIGNATED BY THE BOARD OF DIRECTORS IN THE ACCOMPANYING FORM OF PROXY WILL VOTE THE SHARES REPRESENTED BY THE FORM OF PROXY IN FAVOR OF EACH MATTER IDENTIFIED ON THE FORM OF PROXY AND, THEREFORE “FOR” THE DIRECTORS LISTED ON THE FORM OF PROXY AND “FOR” RATIFICATION OF THE INDEPENDENT AUDITORS.

The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxyholder with respect to amendments or variations to the matters identified in the accompanying notice of annual general meeting and with respect to any other matters which may properly come before the Meeting. As of the date of this Proxy Statement, the Board of Directors knows of no such amendment or variation or matters to come before the Meeting other than those referred to in the accompanying notice of annual general meeting.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Annual Report for the fiscal year ended January 31, 2008, which contains, among other things, the consolidated financial statements for the Company’s fiscal year ended January 31, 2008, the auditor’s report thereon and Management’s Discussion and Analysis of Financial Condition and Results of Operations, is being mailed to shareholders with this Proxy Statement. The Annual Report is not to be considered as proxy soliciting material. A copy of the Company’s Annual Report on Form 10-K (without exhibits, except where such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates) will be provided without charge upon written or oral request to the Corporate Secretary, c/o the Company’s address at 1569 Dempsey Road, North Vancouver, British Columbia, Canada V7K 1S8 or 604-681-6181. Additional information relating to the Company can be obtained from publicly filed documents available at www.sec.gov and www.sedar.com.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of April 16, 2008 with respect to Common Share ownership by (i) the persons known to the Company to beneficially own more than 5% of the Common Shares of the Company, (ii) each director, (iii) each Named Executive Officer (as defined below) set forth in the Summary Compensation Table and (iv) all directors and

Executive Officers as a group. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”). In computing the number of Common Shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to options, warrants and securities convertible into Common Shares held by that person that are exercisable as of April 16, 2008 or exercisable within 60 days thereof are deemed outstanding. As of April 16, 2008, there were 6,410,328 Common Shares outstanding. Except as otherwise indicated in the footnotes below, all of the Common Shares listed for a person named in the table are directly held by such person with sole voting and dispositive power.

Unless otherwise noted, the address for each shareholder below is: c/o International Absorbents Inc., 1569 Dempsey Road, North Vancouver, British Columbia, Canada V7K 1S8.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Gordon L. Ellis	401,851(1)	6.3%
Douglas E. Ellis	173,389(2)	2.7%
Shawn M. Dooley 6960 Salashan Parkway, Ferndale, Washington, United States 98248	118,334(3)	1.9%
John J. Sutherland	32,500(4)	*
Lionel G. Dodd	25,000(5)	*
Michael P. Bentley	22,000(6)	*
Daniel J. Whittle 6960 Salashan Parkway, Ferndale, Washington, United States 98248	20,800(7)	*
Directors and Executive Officers as a Group (8 Persons)	837,625(8)	12.9%
First Wilshire Securities Management, Inc. 600 South Lake Street, Suite 100 Pasadena, CA 91106-3955	540,673(9)	8.4%
Praetorian Capital Management LLC 119 Washington Avenue, Suite 600 Miami Beach, FL 33139	412,800(10)	6.4%

———————

*

Less than 1%

(1)

Includes 100,576 Common Shares held by Gordann Consultants Ltd., an entity in which Mr. G. Ellis owns a 51% interest and Mr. G. Ellis’ spouse owns a 49% interest (“Gordann”), over which Mr. G. Ellis has shared voting and dispositive power; 10,000 Common Shares held by Shelan Development Corp., an entity owned by Gordann, over which Mr. G. Ellis has shared voting and dispositive power; 15,000 Common Shares held by Stelyconi Enterprises Ltd., an entity owned by Gordann, over which Mr. G. Ellis has shared voting and dispositive power; and 122,300 Common Shares held by ABE Industries (1980) Inc., an entity owned by Gordann, over which Mr. G Ellis has shared voting and dispositive power. Also includes 5,000 Common Shares issuable pursuant to stock options held by Mr. G. Ellis.

(2)

Includes 25,000 Common Shares held by his children, over which Mr. D. Ellis has voting and dispositive power. Also includes 5,000 Common Shares issuable pursuant to stock options held by Mr. D. Ellis.

(3)

Includes 5,000 Common Shares issuable pursuant to stock options held by Mr. Dooley.

(4)

Includes 20,000 Common Shares issuable pursuant to stock options held by Mr. Sutherland.

(5)

Includes 20,000 Common Shares issuable pursuant to stock options held by Mr. Dodd.

(6)

Includes 20,000 Common Shares issuable pursuant to stock options held by Mr. Bentley.

(7)

Includes 20,000 Common Shares issuable pursuant to stock options held by Mr. Whittle.

(8)

See footnotes (1) through (7) above. Includes Gordon L. Ellis, Douglas E. Ellis, Shawn M. Dooley, David H. Thompson, John J. Sutherland, Lionel G. Dodd, Michael P. Bentley and Daniel J. Whittle.

(9)

Based on information provided by First Wilshire Securities Management, Inc. (“First Wilshire”) in an amended Schedule 13G filed by First Wilshire on February 13, 2008. According the Schedule 13G, First Wilshire has sole dispositive power over the Common Shares, with sole voting power over 18,673 such shares.

(10)

Based on information provided by Praetorian Capital Management LLC (“Praetorian”), Praetorian Offshore Ltd. and Praetorian Institutional Offshore Ltd. (the “Praetorian Fund”) in an amended Schedule 13G filed on January 17, 2008 by Praetorian. According to the Schedule 13G, Praetorian serves as investment manager or advisor to the Praetorian Fund with respect to the Common Shares directly owned by the Praetorian Fund. Praetorian makes the investment and voting decisions on behalf of the Praetorian Fund but owns no direct investments in the Company’s Common Shares. The Praetorian Fund directly owns the Common Shares but does not make any decisions as to voting or buying or selling the Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by the rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended January 31, 2008, such officers, directors and greater than 10% beneficial owners filed all reports required of them on a timely basis, with the exception of Mr. Dooley. Mr. Dooley failed to report on a timely basis one transaction to purchase Common Shares, and filed the report on Form 4 seven days following the date of the transaction.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Articles of the Company provide that the number of directors on the Company’s Board of Directors may be determined by a majority of the shareholders, but shall be the greater of three directors and the most recently set of (x) the number of directors set by ordinary resolution and (y) the number of directors actually elected or continuing in office following the retirement of any directors. In addition, the Articles of the Company provide for the division of the Board of Directors into two classes, whereby the term of office for each class of directors alternately expires upon the second succeeding general meeting. Currently, Class I has two directors with terms expiring in 2008 and Class II has three directors with terms expiring in 2009.

Two Class I directors are to be elected at the Meeting for two-year terms ending in 2010. The Corporate Governance Committee has nominated Gordon L. Ellis and Michael P. Bentley for re-election as Class I directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. G. Ellis and Bentley. The proxies cannot be voted for more than two nominees. Messrs. G. Ellis and Bentley are current directors of the Company, and each has indicated that he will serve if elected. The Company does not anticipate that Mr. G. Ellis or Mr. M. Bentley will be unable or unwilling to stand for election, but if that occurs, all proxies received will be voted by the proxy holders for another person or persons nominated by the Board of Directors (as recommended by the Corporate Governance Committee).

The name of each nominee and certain information about him as of April 16, 2008 are set forth below:

Class	Nominee	Age	Present Position with Company	Served as Director Since
I	Gordon L. Ellis	61	Director, Chairman, President, Chief Executive Officer	1985
I	Michael P. Bentley	45	Director	2003

The name of each Class II director and certain information about him as of April 16, 2008, are set forth below:

Class	Director	Age	Present Position with Company	Served as Director Since	Date Term as Director to Expire
II	John J. Sutherland	58	Director	1988	2009
II	Lionel G. Dodd	68	Director	2002	2009
II	Daniel J. Whittle	53	Director	2003	2009

The following is a brief summary of the business experience of each director and nominee for director of the Company.

Messrs. G. Ellis, Bentley, Sutherland and Dodd reside in British Columbia, Canada and are citizens of Canada. Mr. Daniel J. Whittle resides in the State of Washington, United States and is a citizen of the United States. No director was a director or officer of any company that was subject to a cease trade or other order from a securities regulator or was subject to bankruptcy proceedings within the last 5 years except as otherwise described below.

Gordon L. Ellis has been Chairman of the Company since July 1988, President and Chief Executive Officer since November 1996 and a Class I director of the Company since July 1985. Mr. G. Ellis is also a director of Absorption Corp., the Company’s wholly-owned subsidiary (“Absorption”). Since September 2005, Mr. G. Ellis has been a director of Victoria Bay Asset Management, LLC, which is the sole general partner of United States Oil Fund, LP, United States Natural Gas Fund, LP, United States 12 Month Oil Fund, LP and United States Gasoline Fund, LP, each a commodity pool listed on the AMEX, which invests primarily in oil futures contracts. Between June and August 2006, Mr. G. Ellis was a director of El Capitan Precious Metals Inc. Mr. G. Ellis is a director/trustee of Polymer Solutions, Inc. (“PSI”), a former publicly-held company that sold all of its assets effective as of February 2004 and is liquidating following such sale. Mr. G. Ellis is the brother of Douglas Ellis, the president of Absorption.

Michael P. Bentley joined the Company as a Class I director in June 2003. Since February 1999, Mr. Bentley has been president of M64 Management, which provides governance, strategy and marketing consulting services, and since December 2003, executive vice president of Sierra Mountain Minerals, Inc., a company that produces and markets a mineral health supplement. Prior to that, he served in a variety of management positions at Canfor Corporation from 1985 to 1999. Mr. Bentley currently serves on the boards of Sierra Mountain Minerals, Inc. and the Business Family Centre at UBC Sauder School of Business. Past board positions include Wittke Inc., which traded on the TSX Venture Exchange (“TSX-V”) until it was acquired in 2002, and a number of private companies and charitable organizations. He has a Bachelor of Arts degree from the University of B.C. and a Master of Science in Management from Stanford University in Palo Alto, CA.

John J. Sutherland has been a Class II director of the Company since August 1988. Mr. Sutherland has been a Certified General Accountant since 1976. Mr. Sutherland has recently been appointed as Director to a number of publicly-listed companies on the TSX-V. He joined Atomic Minerals Ltd. as director in December 2007, a company engaged in mining exploration and development; Amicus Capital Corp. in June 2007, a capital pool company, as director and its chief financial officer; Silex Ventures Ltd. in October 2007, a capital pool company, as director and its chief financial officer; and Uracan Resources in May 2007, a uranium exploration company, as its chief financial officer and corporate secretary. Since January 2007, Mr. Sutherland has served as a director and the president of Cyprium Resources Inc., a company engaged in mining and exploration listed on the Over the Counter Bulletin Board. Mr. Sutherland has been a vice president and chief financial officer of Goldgroup Resources Inc. since February 2007, a private company, involved in the exploration and development of mining properties focused in Mexico. From March 2003 to September 2006, Mr. Sutherland was vice president and director of Tekion, Inc., a private company developing and marketing fuel cells. Since 2002, Mr. Sutherland has been a director of Aquiline Resources Ltd. a publicly-held company listed on the Toronto Stock Exchange (“TSX”), and a director/trustee of PSI.

Lionel G. Dodd joined the Company as a Class II director in October 2002. Mr. Dodd became a director in November 1999 of Pope & Talbot, Inc., a publicly-held pulp and wood products company now trading on the OTC Bulletin Board Pink Sheets, which filed for protection under the Companies Creditors Arrangement Act of Canada in October 2007, and in November 2007, for relief under Chapter 11 of the United States Bankruptcy Code, and is currently within the jurisdiction of these two acts. Between January 2007 and January 2008, Mr. Dodd was a director of Infowave Software Inc., a publicly-held company listed on the TSX providing advanced power electronic products and systems. Between November 2004 and May 2007, Mr. Dodd was a director of Xantrex Technology Inc., a publicly-held company listed on the TSX which provides advanced power electronics products. Between 2002 and 2005, Mr. Dodd was a director of Braintech, Inc., a publicly-traded company on the OTC Bulletin Board, which gives vision to industrial robots that handle and assemble parts. In addition, between 2001 and 2005, Mr. Dodd was a director of Napier Environmental Technologies Inc., a publicly-held company listed on the TSX which manufactures environmental paint removal and wood restoration products (“Napier”). In November 2004, Napier filed a Notice of Intention to make a proposal under Canada’s Bankruptcy and Insolvency Act and emerged from protection of that Act in July 2005 with the same name and listing. Previously, Mr. Dodd had been chief executive officer, chief operating officer or chief financial officer and/or director of a number of publicly traded and private companies in Canada and the United States. Mr. Dodd received an MBA from the University California at Berkeley in 1963 and a Bachelor of Commerce Degree from the University of Saskatchewan in 1962.

Daniel J. Whittle has been a Class II director since June 2003. Mr. Whittle is currently the president of Patent Leverage LLC, which was formed in June 2003 after Mr. Whittle became registered as a U.S. Patent Agent. From April 2000 to June 2003, Mr. Whittle served as the senior vice president at Gretag Professional Imaging and subsequently Oce Display Graphics Systems following an acquisition. Prior to that, from July 1999 to February 2000, Mr. Whittle was a director of H.K. Productions in

London, England, a subsidiary of Gretag Imaging. His executive management experience also includes positions as director of engineering at Firetrol, and vice president of R&D and manufacturing and later president and chief executive officer of Cymbolic Sciences. After receiving his Ph.D. in Physics from the University of Pennsylvania in August 1982, Mr. Whittle held various technical and management positions in engineering and manufacturing for 12 years at IBM. He was also a course instructor and director of Management Development, Inc. a non-profit organization affiliated with the Kenan-Flagler Business School at the University of North Carolina. From August 2004 to September 2005 Mr. Whittle was a director of 4th Corner Consultants Roundtable, a professional organization.

Vote Required for the Election of Directors

If a quorum is present and voting, the two nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the Common Shares present, in person or by proxy, will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

BOARD MATTERS AND COMMITTEES

General; Board Independence

Consistent with AMEX listing standards (the “AMEX Standards”), the Board has adopted Corporate Governance Guidelines (the “Guidelines”). The Guidelines address matters relating to the Board, its committees and its members’ qualifications, including the requirement that the Board have a majority of independent directors. Pursuant to the Guidelines, after consideration of all relevant factors, the Board has affirmatively determined that each of the following directors is independent within the meaning of the AMEX Standards and does not have a material relationship with the Company that would interfere with the exercise of independent judgment: Michael P. Bentley, Lionel G. Dodd, John J. Sutherland and Daniel J. Whittle.

The Company holds meetings of the Board of Directors on at least a quarterly basis. In addition, executive sessions of the Board are part of each regularly scheduled meeting of the Board and are attended only by the Company’s independent directors without management present. A different independent director, selected on a rotating alphabetical basis, is appointed to preside at each executive session.

The Board held a total of eight meetings, including one strategic planning session, during fiscal year 2008. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee, and as required from time to time a Strategic Alternatives Special Committee. Each committee has written charters/guidelines, copies of which are posted on the Company’s internet site, www.internationalabsorbents.com under the main menu item named “Governance.” Copies of the charters are also available to any shareholder who contacts the Corporate Secretary and requests a printed copy. Mr. Sutherland was absent from two out of the eight meetings held by the Board of Directors; otherwise each current director attended at least 75% of (i) the total number of meetings of the Board held during the period for which he was a director, and (ii) the total number of meetings held by all the committees of the Board on which he served. The Company’s policy is to encourage all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders. All incumbent directors, with the exception of Mr. Sutherland, attended the annual general meeting held on June 7, 2007.

Audit Committee

The Audit Committee is currently composed of John J. Sutherland, Chairman, Michael P. Bentley and Daniel J. Whittle. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Sutherland, Bentley and Whittle qualify as “independent” directors under applicable rules of AMEX and the SEC. Each member of the Audit Committee is able to read and understand fundamental financial statements and footnotes, including the Company’s consolidated balance sheets, consolidated statements of earnings, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows. The Board of Directors has designated Mr. Sutherland as the “audit committee financial expert” as defined under applicable SEC rules, and also determined that he possesses the requisite “financial sophistication” under applicable AMEX Standards. The Board of Directors of the Company adopted a written amended and restated Audit Committee Charter on April 24, 2008, a current copy of which is posted on the Company’s internet site, www.internationalabsorbents.com, under the main menu item named “Governance.”

The Audit Committee has been appointed by the Board of Directors to oversee the processes of accounting and financial reporting of the Company and the audits of the financial statements of the Company. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors. Among other responsibilities, the Audit Committee pre-approves all auditing and permissible non-auditing services of the independent auditors (subject to de minimus exceptions); reviews the audited financial statements with management; obtains, reviews and discusses reports from the independent auditors; reviews major proposed changes to the Company’s accounting and auditing policies suggested by the independent auditors; reviews with management correspondence from regulators that raise material accounting policy issues; assesses the independence of the independent auditors; reviews and discusses with management and the independent auditors the adequacy of the Company’s internal controls, internal audit procedures and disclosure controls and procedures; and reviews and approves all related-party transactions. The Audit Committee held four meetings during fiscal year 2008.

Compensation Committee

The Compensation Committee is currently composed of Daniel J. Whittle, Chairman, Michael P. Bentley and Lionel G. Dodd. The Board of Directors has determined that each member of the Compensation Committee (i) is a “Non-Employee Director” for purposes of Rule 16b-3 of the Exchange Act, (ii) satisfies the requirements of an “outside director” for purposes of Rule 162(m) of the Internal Revenue Code, as amended (the “Code”), and (iii) is an “independent director” under applicable AMEX Standards. The Compensation Committee’s responsibilities, which are discussed in more detail below and in its charter, include, among other duties, the responsibility to:

•

establish the compensation for the Company’s Chief Executive Officer and review and approve the Chief Executive Officer’s recommendations for the compensation of the other Executive Officers reporting to him;

•

consistent with the Corporate Governance Guidelines, review and make recommendations to the Board on an annual basis with respect to the compensation of all directors;

•

administer the Company’s 2003 Omnibus Incentive Plan and make awards thereunder; and

•

perform other functions or duties deemed appropriate by the Board.

The agenda for meetings of the Compensation Committee is determined by its Chairman. If the Chief Executive Officer is invited to attend a Compensation Committee meeting, the Compensation Committee then meets after such meeting in an executive session. The Compensation Committee has authority under its charter to retain and to terminate any compensation consulting firm used to assist the Compensation Committee and has sole authority to approve the firm’s fees and other retention terms. Moreover, the Compensation Committee may obtain advice and assistance from internal or external legal, accounting or other advisors and from management and employees. The Compensation Committee may form and delegate authority to subcommittees as appropriate, and may also designate a non-member to serve as secretary at committee meetings to keep meeting minutes. A copy of the charter for the Compensation Committee is posted on the Company’s internet site, www.internationalabsorbents.com, under the main menu item named “Governance.” The Compensation Committee held five meetings during fiscal year 2008.

Determination of Compensation for Executive Officers

The Compensation Committee of the Board is responsible for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy and objectives. Compensation for our Executive Officers is derived from a mix of base salary, performance bonuses, equity compensation and other benefits.

On an annual basis, the Board establishes and updates several long-term strategies for the Company that are designed to increase shareholder value and protect and grow the Company by setting a range of long-term financial and non-financial performance goals for the Company, including increasing revenues, increasing gross profit, improving return on invested capital, diversifying the Company’s product lines, market channels and production methods and improving the Company’s manufacturing plants to increase production rates and efficiencies. As part of this process, the Board has also developed a range of short-term milestones that the Board believes must be achieved in order to implement and fulfill the Company’s overall business strategy and ultimately improve shareholder value. It is critical that the Company’s compensation programs are effective in attracting, motivating and retaining highly talented individuals who are able to assist the Company in implementing these strategies and achieving its goals.

As a result, our executive compensation structure is designed to:

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align executive compensation with an Executive Officer’s individual performance by rewarding Executive Officers appropriately for their contributions to the Company’s growth, profitability and other goals;

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align the interests of Executive Officers with the long-term interests of shareholders through a mix of long- and short-term incentives, which involve downside risk as well as upside potential; and

•

attract and retain executives who can significantly contribute to the Company’s success in a competitive industry.

The principles underlying our executive compensation structure include basing compensation on the level of job responsibility, individual performance and company performance; ensuring that our compensation is competitive in our industry; designing our compensation programs to reward performance; fostering a long-term focus for success in the Company’s industry; developing compensation programs that are easily comprehensible; and providing a compensation scheme that takes a company-wide approach and does not disproportionately reward the Executive Officers.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes compensation decisions as to the Executive Officers and approves recommendations regarding equity awards to all of the Company’s employees, including the non-executive employees. The Compensation Committee then makes recommendations to the Board for final approval. Decisions regarding the non-equity compensation for non-executive employees are made by the respective Executive Officer who supervises such employees, although the Compensation Committee has the authority to annually review and make recommendations to the Board with respect to the general salary increase for the Company’s employees.

The Chief Executive Officer annually reviews the performance of each Executive Officer (other than Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The Chief Executive Officer’s recommendations based on these reviews, including with respect to base salary adjustments and annual equity award amounts, are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to Executive Officers.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of Lionel G. Dodd, Chairman, Michael P. Bentley and John J. Sutherland. The primary purposes of the Corporate Governance Committee are to develop and recommend to the Board a set of Guidelines; to identify individuals qualified to become Board members and to recommend that the Board nominate the identified director nominees for election; and to review the qualifications of directors eligible to become members of the different committees of the Board and recommend to the Board the appointment of members to the different committees of the Board. The Corporate Governance Committee held two meetings in fiscal year 2008. At a meeting held on February 1, 2008, as recommended by the Corporate Governance Committee, the Board of Directors nominated the directors for election at the Meeting and the Board also concluded that each of the members of the Corporate Governance Committee is an “independent director” under applicable AMEX rules. On September 9, 2003, the Committee adopted the Corporate Governance Guidelines, which also serve as the charter for the Corporate Governance Committee, and are available on the Company’s website as described above.

Director Nomination Process

The Corporate Governance Committee selects and recommends nominees for election to the Board consistent with the Guidelines. Formal nominations based on recommendations made by the Corporate Governance Committee are approved by the Board and pursuant to the Company’s Articles. To date, the Company has not engaged third parties to identify, evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if appropriate.

The Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In making its recommendations, the Corporate Governance Committee considers such factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. The Corporate Governance Committee identifies and evaluates nominees in light of the potential nominees’ skills and characteristics and the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board. To be considered, a candidate must have a track record in business, experience at the policy-making level, special expertise in an area that is relevant to the Company’s business or its management, the ability and willingness to devote the time required to Board service, and qualifications that support development and implementation of the Company’s strategy. Other than consideration of the foregoing, there are no stated minimum criteria, qualities or skills for director nominees, although the Corporate Governance Committee also considers such other factors as it may deem are in the best interests of the Company and its shareholders. The Corporate Governance Committee does, however, believe it appropriate for at least one, and preferably more than one, member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules.

The Corporate Governance Committee intends to evaluate shareholders’ nominees in the same manner that it evaluates all other potential nominees and intends to retain a list of all potential nominees for future reconsideration. The Corporate Governance Committee will consider in good faith director candidates who meet the qualifications described above and whom shareholders recommend. To be considered for nomination by the Corporate Governance Committee at the next annual meeting of shareholders, the committee’s Chairman must receive shareholder recommendations at least 120 calendar days before the anniversary date of the Company’s proxy statement for the previous year’s annual meeting. To recommend a candidate, a shareholder should send the candidate’s name, age, credentials (including principal occupation and employment), contact information and the candidate’s consent to be considered to the Chairman of the Corporate Governance Committee in care of the Company at its principal executive office address. The shareholder should also provide the shareholder’s contact information, describe the shareholder’s relationship with the candidate, and include a statement as to the number of Common Shares owned by the shareholder and the length of time such Common Shares have been owned.

The Company did not receive any recommendations from shareholders for director candidates for the Meeting.

Strategic Alternatives Special Committee

The Company currently maintains one Special Committee, its Strategic Alternatives Special Committee. The role of this committee is to review and analyze the issues pertaining to potential strategic alternatives for the Company. The Special Committee’s mandate is to recommend a course of action to the Board of Directors that is in the best interest of the Company and its shareholders, based on a thorough review by the Special Committee of all relevant facts, precedent, legal issues, financial considerations and competing interest when reviewing certain business matters that require independent review. The current members of the Strategic Alternatives Special Committee are Michael P. Bentley, Chairman, Lionel G. Dodd, John J. Sutherland, and Daniel J. Whittle. The Special Committee held four meetings during fiscal year 2008.

Code of Ethics

As part of its corporate governance practices, the Company maintains a Code of Ethics that is applicable to all employees, including Executive Officers and the Board of Directors. Ethics training is provided to new employees when they are hired and to existing employees periodically. Either the Chief Financial Officer or chairman of the Audit Committee receives reports of ethical issues including complaints through the Company’s confidential ethics hotline, and advises the Audit Committee with respect to ethics-related queries. Summary reports of all inquiries are given to the Audit Committee by the Chief Financial Officer. The Audit Committee must evaluate actual or potential waivers of conflict-of-interest of directors and make recommendations to the Board concerning any action to be taken. The Corporate Governance Committee completed its annual review of the Code of Ethics on October 18, 2007, which was approved by the Board on December 12, 2007.

Shareholder Communications with the Board of Directors

The Company does not have a formal procedure for shareholder communications with the Board. In general, members of the Board and Executive Officers are accessible by email at info@absorbent.com or by regular mail at the Company’s corporate office. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Corporate Secretary by email or regular mail. Copies of written communications received by the Corporate Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly to the Company’s business, or communications that relate to improper or irrelevant topics.

EXECUTIVE OFFICERS OF THE COMPANY

Executive Officers are appointed by, and serve at the pleasure of, the Board of Directors. Information about Gordon L. Ellis, who serves as a director and an Executive Officer, is provided above in this Proxy Statement under the heading “Proposal One – Election of Directors.” In addition, certain information about David H. Thompson, Douglas E. Ellis and Shawn M. Dooley, Executive Officers of the Company and Absorption, is set forth below.

David H. Thompson, 47, has been an employee of Absorption since April 1993, and has been Chief Financial Officer of the Company since March 1998 and the secretary of the Company since March 2003. Mr. Thompson holds a Bachelor’s degree in Finance and International Business from the University of Washington.

Douglas E. Ellis, 56, served as a director of the Company from July 1998 until June 2004. Mr. D. Ellis became Chief Operating Officer of the Company on August 26, 2004. He became an employee of Absorption on February 1, 2003 and had been providing management services to the Company through Current Systems, a proprietorship owned by Mr. D. Ellis, since April 1986. He has served as president of Absorption since March 1999. Prior to joining Absorption, Mr. D. Ellis spent many years in the heavy construction industry as a project engineer for pulp and paper mills and related projects. Mr. D. Ellis is the brother of Gordon L. Ellis, who is a director of Absorption and the Company, as well as its Chairman, President and Chief Executive Officer. Mr. D. Ellis holds a Diploma in Structural Engineering.

Shawn M. Dooley, 48, served as a director of the Company from July 1998 until June 2003. Mr. Dooley has been associated with Absorption since 1991 and has been the Company’s Vice President of Sales and Marketing since 1998. Prior to joining Absorption, Mr. Dooley spent nine years at Purina Mills, Inc. Mr. Dooley holds Bachelor of Science degrees in Agricultural Education and Agricultural Resource Economics.

Except as described above, there are no family relationships among the Company’s directors and officers.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table sets forth the compensation paid for services rendered to the Company and/or its subsidiary during the past two fiscal years to (i) our Chief Executive Officer and (ii) the two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2007 and whose total compensation for 2007 exceeded $100,000 in the aggregate (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)		Total ($)
Gordon L. Ellis Chairman, President and Chief Executive Officer	2008 2007	$ 98,245 $ 94,358	(1) (1)	$0 $0	$74,259 $54,774	$48,140 $47,317	$ 0 $ 0		$220,644 $196,449
Shawn M. Dooley Vice President-Sales and Marketing of Absorption	2008 2007	$148,320 $144,000		$0 $0	$74,259 $54,774	$42,360 $61,349	$ 9,160 $ 6,875	(4) (4)	$274,099 $266,998
Douglas E. Ellis Chief Operating Officer and President of Absorption	2008 2007	$158,620 $149,000		$0 $0	$74,259 $54,774	$40,448 $41,904	$12,760 $ 9,292	(5) (5)	$286,087 $254,970

———————

(1)

The compensation earned by Mr. G. Ellis in his role as Chief Executive Officer is paid to Gordann, an entity owned and controlled by Mr. G. Ellis.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended January 31, 2008 and 2007, in accordance with FAS 123R, of awards pursuant to the Company’s 2003 Omnibus Incentive Plan and thus include amounts from awards granted prior to fiscal year 2008. Assumptions used in the calculation of these amounts are included in Note 2 (Summary of Significant Accounting Policies) to our audited financial statements for the fiscal year ended January 31, 2008, under the heading “Stock-Based Compensation,” which financial statements are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 28, 20008.

(3)

Refers to cash incentive bonuses earned upon the achievement of certain performance objectives as described below.

(4)

Payments made or accrued on Mr. Dooley’s behalf include benefits under the Company’s 401(k) Plan in the amount of $8,387 for fiscal year 2008, $6,488 for fiscal year 2007 and life insurance premiums of $773 for fiscal year 2008 and $387 for fiscal year 2007.

(5)

Mr. D. Ellis is not eligible to participate in the Company’s benefit plans and receives cash in lieu of benefits paid to U.S. resident employees and the other Named Executive Officer. Payments made or accrued include matching benefits under the Company’s 401(k) Plan in the amount of $8,021 for fiscal year 2008, $5,493 for fiscal year 2007, Medicare of $2,908 for 2008, $2,323 for 2007, and reimbursement of Health Insurance BC of $1,103 for 2008 and $1,112 for 2007. Also included are life insurance premiums of $728 for fiscal year 2008 and $364 for six months in fiscal year 2007, paid on behalf of Mr. D. Ellis.

Description of Employment Agreements for our Named Executive Officers

Gordon L. Ellis entered into an employment agreement with the Company on October 1, 1998. The initial term of the agreement was for five years, and thereafter automatically renews for additional two-year terms, with the current term expiring September 30, 2008, unless either party gives notice of termination within 90 days prior to the expiration of the then-current term. The agreement is also subject to earlier termination. Pursuant to the agreement, effective June 1, 2000, the Company pays 65% of the average base salary of the two highest paid executives of the Company per month to Gordann, a company controlled by Mr. G. Ellis. In addition, the agreement provides that the Board shall determine on an annual basis an appropriate incentive bonus for Mr. G. Ellis based on how much time and effort he has contributed to the Company and the success of the Company over the past year, as discussed below under “Short-Term Incentives – Cash Bonus for Named Executive Officers”. Moreover, under the employment agreement, Mr. G. Ellis is entitled to participate in the Company’s benefit plans and the 2003 Omnibus Incentive Plan. The agreement further states that in any one year, Mr. G. Ellis will be able to exercise his vested options at which time he will be eligible for immediate reissue of an equal number of new options; provided, however, that this has not been practiced under the 2003 Omnibus Incentive Plan.

Shawn M. Dooley entered into an employment agreement with Absorption on December 18, 2003. The agreement provides that once Mr. Dooley reaches the age of 60, the term of the agreement will be renewable each year automatically unless either party gives notice of termination within 90 days prior to the expiration of the then-current term. Pursuant to the agreement, Mr. Dooley’s base salary was initially set at $120,000. This base salary has been increased annually based on the criteria discussed below under “Determination of Base Salaries for Named Executive Officers.” The agreement also provides that the Board shall set and determine each year how bonuses will be awarded to Mr. Dooley based on target criteria to be agreed to by Mr. Dooley and the Company at the beginning of each fiscal year in accordance with the Company’s compensation policies as describe below under “Short-Term Incentives – Cash Bonuses for Named Executive Officers.” Moreover, under the employment agreement, Mr. Dooley is entitled to participate in the Company’s benefit plans and the 2003 Omnibus Incentive Plan.

Douglas E. Ellis entered into an employment agreement with Absorption on August 26, 2004. The initial term of the agreement expired on October 20, 2005; however, the term of the agreement has been extended through October 20, 2008, which is the current expiration date of Mr. D. Ellis’ work visa (Mr. D. Ellis is a resident of Canada). In addition, the agreement further provides that once Mr. D. Ellis reaches the age of 60, the term of the agreement will be reduced to a term of one year, with automatic renewals thereafter on an annual basis for additional one-year terms unless either party gives notice of termination within 90 days prior to the expiration of the then-current term. Pursuant to the agreement, Mr. D. Ellis’ base salary was initially set at $134,550. This base salary has been increased annually based on the criteria discussed below under “Determination of Base Salaries for Named Executive Officers.” The agreement also provides that the Board shall set and determine each year how bonuses will be awarded to Mr. D. Ellis based on target criteria to be agreed to by Mr. D. Ellis and the Company at the beginning of each fiscal year in accordance with the Company’s compensation policies as described below under “Short-Term Incentives – Cash Bonuses for Named Executive Officers.” Moreover, under the employment agreement, Mr. D. Ellis is entitled to participate in the Company’s benefit plans (on a cash equivalent basis given his status as a Canadian resident) and the 2003 Omnibus Incentive Plan.

See the section below titled “Potential Payments Upon Termination or Change-in-Control” for additional information concerning the employment agreements with our Named Executive Officers.

Determination of Base Salaries for Named Executive Officers

The Company’s policy with respect to base salaries is to compensate Named Executive Officers for services rendered during the fiscal year. Unlike the Company’s cash bonuses and equity compensation programs described below, which are designed to reward Named Executive Officers for their individual performance and the Company’s results, and are tied to various short-term and long-term goals and milestones, the purpose of base salary is to provide Named Executive Officers with a baseline level of earnings that is competitive for similarly situated employees.

In accordance with this policy, base salaries for Named Executive Officers are determined by the Compensation Committee by reviewing comparable positions with similar companies in the same job markets and surveys that are publicly available, as well as surveys or consulting contracts that have been commissioned by the Compensation Committee. Those sources included Milliman, Inc. (“Milliman”); Washington Employers, Inc. (“WE”); United States and Washington State government labor statistics. The Compensation Committee also gives additional consideration to experience, performance and knowledge. The Company’s policy is to pay a competitive base salary near the midpoint of the appropriate range for such positions. In addition, increases are considered annually based upon merit as well as consideration of changes reflected in comparison survey information.

In February of each year, it is the responsibility of the Chief Executive Officer to propose to the Compensation Committee for approval the salaries for the other Named Executive Officers for the next fiscal year. To determine the base salaries for fiscal year 2008, Mr. Ellis gathered information from the Milliman and WE surveys in February 2007 and analyzed the comparative data presented in these surveys to the total salaries for each of the other Named Executive Officers (including base salaries plus the value of employer-paid benefits). Mr. Ellis then presented his recommendations to the Compensation Committee for approval based upon the data collected.

For fiscal year 2008, the Chief Executive Officer recommended that the Vice President of Sales and Marketing and Chief Operating Officer receive a modest annual salary increase. His rationale for the modest increase was supported by data provided which suggested an increase of this level would align their salaries with the average median salary for similarly situated companies when comparing revenue, industry and number of employees in Washington State. The Compensation Committee reviewed this rationale and elected to grant a 3% increase in annual base salary for each of the Vice President of Sales and Marketing and Chief Operating Officer for fiscal year 2008. For the Chief Operating Officer, the Compensation Committee also determined that an additional increase of $5,000 to his base salary was appropriate based upon the fact that the Chief Operating Officer is ineligible to participate in most of the Company-sponsored employee benefits.

Pursuant to the terms of his employment agreement with the Company, our Chief Executive Officer, who works half-time for the Company, receives a salary equal to 65% of the average of the base salaries of the Company’s two highest paid executives as measured each May, with the base salary adjustment for the Chief Executive Officer, if any, made each June. The rationale for this formula is that doubling 65% on a half-time position yields a 30% premium for a full-time position, which the Compensation Committee believes is an appropriate premium for the position of chief executive officer. For fiscal year 2008, the two highest paid executives were Douglas Ellis and Shawn Dooley. As a result of the increase in the base salaries of Douglas Ellis and Shawn Dooley, the Chief Executive Officer received a 5%, or $4,531, increase in annual base salary for fiscal year 2008 as compared to the prior year.

Short-Term Incentives – Cash Bonuses for Named Executive Officers

The Company’s policy with respect to its cash bonus program is to reward Named Executive Officers for the achievement of certain predetermined short-term performance objectives. The objective of this element of compensation is to give the Compensation Committee the ability to design short-term cash compensation programs to promote and reward excellent individual performance and the achievement of corporate goals by the Named Executive Officers.

Each Named Executive Officer may earn two different types of cash bonuses: one type of cash bonus may be earned based on the achievement of certain shared financial objectives (the “Shared Bonus”) and the other type of cash bonus may be earned based on the achievement of certain individual bonus objectives (the “Individual Bonus” and, together with the Shared Bonus, the “Annual Bonus”). The target amount Annual Bonus is set at an amount equal to a percentage of the Named Executive Officer’s base salary. The following table sets forth the target bonus percentages for each Named Executive Officer for fiscal year 2008:

	Annual Bonus Target (Percentage of Base Salary)	Shared Bonus Target (Percentage of Annual Bonus Target)	Individual Bonus Target (Percentage of Annual Bonus Target)
Chief Executive Officer	50%	70%	30%
Vice President Sales and Marketing	35%	60%	40%
Chief Operating Officer	25%	75%	25%

In setting the aggregate Annual Bonus for each Named Executive Officer, the Compensation Committee’s policy is to establish the target at an amount such that if the objectives are achieved and the full target Annual Bonus is awarded, then each Named Executive Officer will receive aggregate cash compensation (when adding base salary with the Annual Bonus) that falls in the median of industry standards for peer executives at similarly situated companies. Moreover, in determining the specific percentage for each Named Executive Officer, the Compensation Committee will also take into consideration the overall labor market for qualified executives in the manufacturing and distribution industries and the overall economic conditions both in the manufacturing industry and the country as a whole, as well as historical cash and equity compensation levels for that individual Named Executive Officer. For fiscal year 2008, after reviewing survey data on overall bonuses for the position of the Chief Executive Officer, the Compensation Committee decided to increase the Annual Bonus target for the Company’s Chief Executive Officer by 10% to 50%, as compared to 40% for fiscal year 2007.

As was the case for fiscal year 2008, the Compensation Committee typically allocates a greater portion of the potential Annual Bonus to the Shared Bonus component. Because the Shared Bonus objectives are most often tied to the overall performance of the Company, these objectives are weighed more heavily by the Compensation Committee in determining cash bonuses for the Named Executive Officers. This practice reflects the Company’s policy of tying executive compensation to the performance of the Company and aligning it with the interest of the shareholders. Moreover, in some instances, the sum of the Shared Bonus and Individual Bonus may be greater than 100% if the Compensation Committee makes a determination to place additional emphasis on a specific short-term individual objective, the achievement of which may result in an aggregate bonus in excess of the initial Annual Bonus target. For fiscal year 2008, the Chief Executive Officer’s Shared Bonus and Individual Bonus targets were 70% and 30%, respectively, as compared to 75% and 25%, respectively, for fiscal year 2007. For fiscal year 2008, the Vice President Sales and Marketing’s Shared Bonus and Individual Bonus targets were 60% and 40%, respectively, as compared to 75% and 35%, respectively, for fiscal year 2007.. For fiscal year 2008, the Chief Operating Officer’s Shared Bonus and Individual Bonus targets were 75% and 25%, respectively, as compared to 65% and 35%, respectively, for fiscal year 2007.

In order to determine the Shared Bonus objectives for a fiscal year, the Compensation Committee will assign certain growth opportunities and financial objectives to be achieved during such fiscal year by the Company and by the Named Executive Officers as a group. Since 2004, the Shared Bonus objectives have been tied to increases in sales revenues and increases in EBTDS (Earnings before taxes, depreciation and stock based compensation). The details of these financial objectives were originally developed for fiscal year 2004 and have been reconsidered and adopted by the Compensation Committee for each subsequent fiscal year. Specifically, the Compensation Committee has developed a mathematical formula whereby the percentage increases in sales revenues and the percentage increases in EBTDS from the prior fiscal year as compared to the most recently completed fiscal year are put into the formula to determine the percentage of each Named Executive Officer’s Shared Bonus that will be awarded. The formula has been unchanged since 2004 and it gives greater weight to EBTDS growth as compared to sales revenue growth.

Individual Bonus objectives for each Named Executive Officer are set by the Compensation Committee based on such Named Officer’s role in the Company’s business plan for a particular year, and how each Named Executive Officer can contribute specifically to the Company’s overall business plan. Objectives are specifically set annually for each Named Executive Officer by defining attainable performance to be achieved by such Named Executive Officer in the relevant year. The Compensation Committee will then analyze the individual performance of each Named Executive Officer, including the achievement of identified goals by the Named Executive Officer or his or her functional group for near-term development needs in relation to the strategic plan and budget. In addition, if over the course of a fiscal year more significant strategic responsibility falls on an individual than initially expected, the Compensation Committee may exercise its discretion to increase the Individual Bonus for that Named Executive Officer.

The Company’s financial performance during fiscal year 2008 was very good, with a 10% increase in sales revenues as well as exceeding a 48% increase in operational EBTDS. As a result, based on the formula described above, these increases resulted in an award of a Shared Bonus that was approximately 109% of the initial target for each Named Executive Officer. Specifically, the Compensation Committee awarded an aggregate Shared Bonus amount of $104,093 to the Named Officers for their achievement of the Shared Bonus objectives, or $37,530 for the Chief Executive Officer, $34,054 for the Vice President of Sales and Marketing, and $32,509 for the Chief Operating Officer.

For fiscal year 2008, the Individual Bonus objectives were based upon achievement of specific short-term objectives within each Named Executive Officer’s respective area of responsibility. The Chief Executive Officer, Mr. G. Ellis, was given the objectives of supporting the Strategic Alternatives Special Committee and providing quarterly reports on the status of all elements for each other Named Executive Officer’s Annual Bonus target; the Vice President Sales and Marketing, Mr. Dooley, was given the objectives of achieving greater product margins and expanding the growth of sales in new areas of distribution and the Chief Operating Officer, Mr. D. Ellis, in light of the Bellingham, Washington production facility being relocated into the new Ferndale, Washington manufacturing and warehouse facility, was given the objective of focusing on ongoing plant efficiencies, safety and greater production.

After reviewing the non-financial performance by the Company in these areas for the fiscal year ended January 31, 2008, the Compensation Committee determined that the Individual Bonus objectives for fiscal year 2008 had been achieved in part by each of the Named Executive Officers and therefore an aggregate cash bonus amount of $26,855 was accrued to the Named Executive Officers for their achievement of the Individual Bonus objectives, or $10,610 for the Chief Executive Officer, $8,306 for the Vice President of Sales and Marketing and $7,939 for the Chief Operating Officer.

Long-Term Incentives – Equity Compensation

The Company currently maintains a 2003 Omnibus Incentive Plan (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by giving eligible participants, including Named Executive Officers, an opportunity to receive capital stock of the Company, thereby (i) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. These awards, which may include stock options and stock grants, are subject to vesting.

Each year, the Chief Executive Officer presents the Compensation Committee with a recommendation for each other Named Executive Officer regarding the type of equity grant under the Plan and the suggested number of shares. In determining the number of stock options to award to each other Named Executive Officer, the Chief Executive Officer evaluates market data regarding stock ownership by executives at similar companies and prior equity grants to each Named Executive Officer; provided, however, that the Chief Executive Officer does not currently give these prior option grants much weight in his analysis because their vesting is based in part on factors outside of the Named Executive Officer’s control, including the overall economy and the performance of the stock market as a whole. The Compensation Committee then considers the recommendation presented by the Chief Executive Officer and thereafter makes a determination for all of the Named Executive Officers, including the Chief Executive Officer, of the type of grant and number of underlying shares of stock, and vesting and other terms.

During fiscal year 2008, the Compensation Committee decided to award stock options to the Named Executive Officers. The Chief Executive Officer provided data to the Compensation Committee showing that for similarly situated companies (with respect to size, location and industry), an award of approximately 1.2% of outstanding stock to the Named Executive Officers as a group would be appropriate in light of this market information and the existing stock options previously granted to the Named Executive Officers. As a result, the Compensation Committee recommended to the Board and the Board approved the grant of 75,000 stock options in aggregate to the three Named Executive Officers as of April 13, 2007, with each Named Executive Officer receiving an option to purchase 25,000 shares. These options vest over a five-year term as follows:

Date	Incremental Percentage of Option that May Vest During Period (Annual Vesting)	Total Percentage of Option that May Have Vested if All Targets Are Met (Cumulative Vesting)
March 30, 2008	0%	0%
March 30, 2009	10-35%	35%
March 30, 2010	10-35%	70%
March 30, 2011	10-35%	100%
March 30, 2012	Difference between 100% and percentage vested to date (such that option is vested in full after five years)	100%

The percentage that may vest in the second, third and fourth years is determined by a formula that is based on the Company’s weighted average return on invested capital (“ROIC”) since the beginning of fiscal year 2008. Specifically, for the options granted in fiscal year 2008, if the Company’s weighted average ROIC is 7.5% or less, then 10% of the options will vest, and if the weighted average ROIC performance is 20% or better, then 35% of the options will vest. For each 2.5% increase in weighted average ROIC beyond 7.5%, an additional 5% of the options vest up to the maximum of 35% as noted above. Any portion of the options that is unvested as of end of the fifth year will then vest in full regardless of Company performance.

See “Outstanding Equity Awards at Fiscal Year-End” for a description of options granted to Named Executive Officers in fiscal years 2007, 2006 and 2005.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding stock options held by the Named Executive Officers as of the end of fiscal year 2008. The options are granted under the Company’s 2003 Omnibus Incentive Plan, have an exercise price equal the closing price of the Company’s common stock on AMEX on the grant date and vest as set forth below.

U.S. Dollars
			Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gordon L. Ellis	—	25,000 (1)	—	$3.60	March 30, 2014
	2,500	22,500 (2)	—	$3.20	April 3, 2013
	—	25,000 (3)	—	$4.60	March 30, 2012
	2,500	22,500 (4)	—	$4.70	March 30, 2011
Shawn M. Dooley	—	25,000 (1)	—	$3.60	March 30, 2014
	2,500	22,500 (2)	—	$3.20	April 3, 2013
	—	25,000 (3)	—	$4.60	March 30, 2012
	2,500	22,500 (4)	—	$4.70	March 30, 2011
Douglas E. Ellis	—	25,000 (1)	—	$3.60	March 30, 2014
	2,500	22,500 (2)	—	$3.20	April 3, 2013
	—	25,000 (3)	—	$4.60	March 30, 2012
	2,500	22,500 (4)	—	$4.70	March 30, 2011

———————

(1)

These stock options were granted effective as of April 13, 2007 and vest according to the vesting schedule described above under Long-Term Incentives – Equity Compensation”.

(2)

These stock options were granted effective as of April 12, 2006 and vest according to the following vesting schedule:

Date	Incremental Percentage of Option that May Vest During Period (Annual Vesting)	Total Percentage of Option that May Have Vested if All Targets Are Met (Cumulative Vesting)
March 30, 2007	0%	0%
March 30, 2008	10-35%	35%
March 30, 2009	10-35%	70%
March 30, 2010	10-35%	100%
March 30, 2011	Difference between 100% and percentage vested to date (such that option is vested in full after five years)	100%

The percentage that may vest in the second, third and fourth years is determined by a formula that is based on the Company’s weighted average return on invested capital (“ROIC”) since the beginning of fiscal year 2007. Specifically, for the options granted in fiscal year 2007 (on April 12, 2006), if the Company’s weighted average ROIC is 7.5% or less, then 10% of the options will vest, and if the weighted average ROIC performance is 20% or better, then 35% of the options will vest. For each 2.5% increase in weighted average ROIC beyond 7.5%, an additional 5% of the options vest up to the maximum of 35% as noted above. Any portion of the options that is unvested as of end of the fifth year will then vest in full regardless of Company performance. The Company’s weighted average ROIC must exceed 7.5% for the measurement period in order for options to vest on their anniversary date. During the cumulative period between the beginning of fiscal year 2007 and the end of fiscal year 2008, the Company’s weighted average ROIC measured 7.63% and thus exceeded the 7.5% necessary for vesting to take place. Therefore, in accordance with the above vesting schedule, 10%of the options granted on April 12, 2006 (or 2,500 per Named Executive Officer) vested effective March 30, 2008.

(3)

These stock options were granted effective as of April 27, 2005 and vest according to the following vesting schedule:

Date	Incremental Percentage of Option that May Vest During Period (Annual Vesting)	Total Percentage of Option that May Have Vested if All Targets Are Met (Cumulative Vesting)
March 30, 2006	0%	0%
March 30, 2007	0-40%	40%
March 30, 2008	0-40%	80%
March 30, 2009	0-40%	100%
March 30, 2010	Difference between 100% and percentage vested to date (such that option is vested in full after five years)	100%

The percentage that may vest in the second, third and fourth years is determined by a formula that is based on (i) the Company’s weighted average ROIC during the measurement period and (ii) a comparison of (x) the Company’s cumulative stock price performance during the measurement period to (y) the cumulative performance of the S&P 600 Small Cap Index during that period. Specifically, for the options granted in fiscal year 2006 (in April 27, 2005), if the Company’s weighted average ROIC is 7.5% or less during the measurement period, and if the performance of the Company’s stock price as compared to the S&P 600 Small Cap Index during the measurement period is in the 4th Quartile, then 0% of the options will vest. If the Company’s weighted average ROIC is 20% or better during the measurement period, and if the performance of the Company’s stock price as compared to the S&P 600 Small Cap Index during the measurement period is in the 1st Quartile, then 40% of the options will vest. Intermediate performance between these levels will result in a proportionate intermediate level of vesting. Any portion of the options that is unvested as of end of the fifth year will then vest in full regardless of Company performance. As of March 30, 2008, none of these options have vested as the weighted average ROIC for the cumulative period between the beginning of fiscal year 2006 and the end of fiscal year 2008 was less than 7.5 % and the Company’s cumulative stock price performance compared to the S&P Small Cap Index was in the 3rd Quartile.

(4)

These stock options were granted effective as of April 7, 2004 and vest according to the following vesting schedule:

Date	Incremental Percentage of Option that May Vest During Period (Annual Vesting)	Total Percentage of Option that May Have Vested if All Targets Are Met (Cumulative Vesting)
March 30, 2005	0%	0%
March 30, 2006	0-40%	40%
March 30, 2007	0-40%	80%
March 30, 2008	0-40%	100%
March 30, 2009	Difference between 100% and percentage vested to date (such that option is vested in full after five years)	100%

The percentage that may vest in the second, third and fourth years is determined by a formula that is based on (i) the Company’s weighted average ROIC during the measurement period and (ii) a comparison of (x) the Company’s cumulative stock price performance during the measurement period to (y) the cumulative performance of the S&P 600 Small Cap Index during that period. Specifically, for the options granted in fiscal year 2005 (on April 7, 2004), if the Company’s weighted average ROIC is 7.5% or less during the measurement period, and if the performance of the Company’s stock price as compared to the S&P 600 Small Cap Index during the measurement period is in the 4th Quartile, then 0% of the options will vest. If the Company’s weighted average ROIC is 20% or better during the measurement period, and if the performance of the Company’s stock price as compared to the S&P 600 Small Cap Index during the measurement period is in the 1st Quartile, then 40% of the options will vest. Intermediate performance between these levels will result in a proportionate intermediate level of vesting. Any portion of the options that is unvested as of end of the fifth year will then vest in full regardless of Company performance. For the cumulative period between the beginning of fiscal year 2005 and the end of fiscal year 2008, the weighted average ROIC was 7.63%, and the Company’s cumulative stock price performance compared to the S&P Small Cap Index was in the 3rd Quartile. Therefore, in accordance with the above vesting schedule, 10% of the options granted on April 7, 2004 (or 2,500 per Named Executive Officer) vested effective March 30, 2008.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers with various retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees. Other than as described below with respect to Mr. D. Ellis, the Company does not provide Named Executive Officers with other benefit programs or perquisites.

As a non-U.S. resident, Mr. D. Ellis is not eligible to participate in the Company’s benefit plans, including, as noted above, the Company’s 401(k) plan. Therefore, the Company pays Mr. D. Ellis a cash payment equal to the amount that the Company would otherwise be required to pay for Mr. D. Ellis’ benefits and in lieu of 401(k) matching benefits.

Compensation on Retirement

The Company currently has no pension or retirement plans in place except for the Absorption Corp 401(k) Plan described below and made available to all eligible employees. Contributions are to an individual’s retirement account as described below.

Retirement Savings and 401(k) Plan

As of April 1, 2006, the Company implemented a 401(k) Plan called the “Absorption Corp 401(k) Plan.” The Company makes a matching contribution on behalf of each eligible participant, including all executives, and non-executive employees who are U.S. residents, other than Mr. G. Ellis and Mr. D. Ellis (who are not U.S. residents and thus ineligible to participate). The matching contribution is equal to 100% of what an employee contributes up to 3% of such employee’s salary, plus 50% of what the employee contributes up to the next 2% of such employee’s salary. All contributions are 100% vested when made.

Potential Payments upon Termination or Change-in-Control

The Company considers the maintenance of a sound management team to be essential to protecting and enhancing the best interests of the Company and its shareholders. To that end, the Company recognizes that the possibility of a change-in-control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their duties without the distraction that may arise from the possibility of a change-in-control. In addition, it is standard in the Company’s industry for employers to offer their executives severance arrangements upon termination without cause. Accordingly, the Company has entered into employment agreements with the Named Executive Officers that determine post-termination payments and benefits upon the occurrence of termination for disability or death, termination for cause, termination without cause, resignation or a change-in-control.

Gordon L. Ellis – Chairman, Chief Executive Officer and President

Under the terms of his employment agreement with the Company, in the event that Mr. G. Ellis’ employment is terminated as a result of his disability (as defined in the employment agreement), Mr. G. Ellis shall be entitled to receive his current base salary for a period of three months after he is terminated or a total of nine months from the start of the disability, whichever is longer, as well as a payment of his annual cash incentive compensation prorated as of the date of termination. In the event that Mr. G. Ellis’ employment is terminated as a result of his death, his estate shall be entitled to receive an amount equal to Mr. G. Ellis’ base salary through the end of the month in which his death occurs as well as a payment of his annual cash incentive compensation prorated as of the date of termination. If Mr. G. Ellis is terminated without cause (as defined in the employment agreement) or upon his voluntary resignation, he shall be entitled to his then current base salary which has accrued through the date of termination and payment of his annual cash incentive compensation prorated as of the date of termination. If Mr. G. Ellis is terminated for cause (as defined in the employment agreement) he shall not be entitled to any compensation other than his current base salary which has accrued through the date of termination. In the event of a change-in-control, Mr. G. Ellis is entitled to receive all options, whether vested or unvested, and any additional incentive packages previously granted to him which have not vested immediately upon the change-in-control being completed. All such compensation shall be treated in the same manner for all Executive Officers of the Company, unless a particular Executive Officer’s employment agreement specifies different treatment.

Mr. G. Ellis has agreed not to directly or indirectly engage in competition with the Company in any phase of the Company’s business for two years following the date of his termination except in connection with a termination without cause.

Shawn M. Dooley – Vice President Sales and Marketing

Under the term of his employment agreement with Absorption, in the event that Mr. Dooley’s employment is terminated as a result of his disability (as defined in the agreement), Mr. Dooley shall be entitled to receive any disability insurance benefits from a plan maintained by the Company provided that if such benefits cease prior to the date that is 24 months following his termination for disability, then Mr. Dooley shall be entitled to receive his current base salary through the end of such 24-month period. In addition, the Company shall continue Mr. Dooley’s other benefits, including medical and dental, for a period of 24 months following termination for disability and all of Mr. Dooley’s options will continue until they expire or such shorter period of time required by applicable state and federal securities laws. In the event that Mr. Dooley’s employment is terminated as a result of his death, his estate shall be entitled to receive the payments owing under any life insurance policy which is part of the Company’s benefits; provided, however, that in the absence of such life insurance policy, then Mr. Dooley’s estate shall be entitled to receive payments equal to Mr. Dooley’s base salary and bonus for a period of 24 months following such termination (with bonus calculated on the average of bonus paid during the prior two years), as well as benefits that went along with his salary and that may be payable to his estate. Following termination for death, all of Mr. Dooley’s options will continue until they expire or such shorter period of time required by applicable state and federal securities laws.

If Mr. Dooley is terminated for cause (as defined in the employment agreement) or upon his voluntary resignation, he shall not be entitled to any compensation other than his then-current base salary and benefits which have accrued through the date of termination; provided, however that upon his voluntary resignation he shall also be entitled to payment of his annual bonus prorated as of the date of termination. In the event that Mr. Dooley is terminated without cause (as defined in the employment agreement), then he shall be entitled to payment of his current base salary plus all benefits for a period of 24 months following such termination, plus an amount equal to two years of bonus calculated on the average of bonus paid during the prior two years. In the event of a change-in-control (as defined in the employment agreement), Mr. Dooley is entitled to receive all options and stock grants previously made to him, and their treatment is governed by the applicable option plan. On a change-in-control Mr. Dooley also entitled to receive any additional incentive packages previously granted to him that have not vested immediately upon such change-in-control, and such incentive packages shall be treated in the same manner for all Executive Officers of the Company, unless a particular Executive Officer’s employment agreement specifies different treatment. Moreover, if Mr. Dooley’s duties are significantly changed following the change-in-control such that Mr. Dooley could claim constructive dismissal, then Mr. Dooley shall have the right to claim severances as if he had been terminated without cause (including recovery of any attorney fees incurred by Mr. Dooley in making such claim). Notwithstanding the foregoing, Mr. Dooley shall not be entitled to any severance payments or benefits that extend beyond the age of 65 years. Mr. Dooley has agreed to not directly or indirectly assist or encourage any person to be involved in any manner to invest or promote any business or activity of a similar nature, if Mr. Dooley has terminated the employment agreement due to disability (as defined in the employment agreement), resignation, or in connection with a change-in-control (as defined in the employment agreement), during any time in which Mr. Dooley is receiving severance payments or for a period of one year, whichever is longer.

Doug E. Ellis – Chief Operating Officer

Under the terms of his employment agreement with Absorption, in the event that Mr. D. Ellis’ employment is terminated as a result of his disability (as defined in the agreement), Mr. D. Ellis shall be entitled to receive any disability insurance benefits from a plan maintained by the Company provided that if such benefits cease prior to the date that is 24 months following his termination for disability, then Mr. D. Ellis shall be entitled to receive his current base salary through the end of such 24-month period. In addition, the Company shall continue Mr. D. Ellis’ other benefits, including social security payments, medical and dental, for a period of 24 months following termination for disability and all of Mr. D. Ellis’ options will continue until they expire or such shorter period of time required by applicable state, federal and B.C. securities laws. Moreover, the Compensation Committee will evaluate the appropriateness of partial bonus achievement prior to the time of disability. In the event that Mr. D. Ellis’ employment is terminated as a result of his death, his estate shall be entitled to receive the payments owing under any life insurance policy which is part of the Company’s benefits; provided, however, that in the absence of such life insurance policy, then Mr. D. Ellis’ estate shall be entitled to receive payments equal to Mr. D. Ellis’ base salary and bonus for a period of 24 months following such termination (with bonus calculated on the average of bonus paid during the prior two years), as well as benefits that went along with his salary and that may be payable to his estate. Following termination for death, all of Mr. Ellis’ options will continue until they expire or such shorter period of time required by applicable state, federal and B.C. securities laws.

If Mr. D. Ellis is terminated for cause (as defined in the employment agreement) or upon his voluntary resignation, he shall not be entitled to any compensation other than his then-current base salary and benefits which have accrued through the date of termination; provided, however that upon his voluntary resignation he shall also be entitled to payment of his annual bonus prorated as of the date of termination. In the event that Mr. D. Ellis is terminated without cause (as defined in the employment agreement), then he shall be entitled to payment of his current base salary plus all benefits for a period of 24 months following such termination, plus an amount equal to two years of bonus calculated on the average of bonus paid during the prior two years. In the event of a change-in-control (as defined in the employment agreement), Mr. D. Ellis is entitled to receive all options and stock grants previously made to him, and their treatment is governed by the applicable option plan. On a change-in-control Mr. D. Ellis is also entitled to receive any additional incentive packages previously granted to him that have not vested immediately upon such change-in-control, and such incentive packages shall be treated in the same manner for all Executive Officers of the Company, unless a particular Executive Officer’s employment agreement specifies different treatment. Moreover, if Mr. D. Ellis’ duties are significantly changed following the change-in-control such that Mr. D. Ellis could claim constructive dismissal, then Mr. D. Ellis shall have the right to claim severance as if he had been terminated without cause (including recovery of any attorney fees incurred by Mr. D. Ellis in making such claim). Notwithstanding the foregoing, Mr. D. Ellis shall not be entitled to any severance payments or benefits that extend beyond the age of 65 years. Mr. D. Ellis has agreed to not directly or indirectly assist or encourage any person to be involved in any manner to invest or promote any business or activity of a similar nature, if Mr. D. Ellis has terminated the employment agreement due to disability (as defined in the employment agreement), resignation, or in connection with a change-in-control (as defined in the employment agreement), during any time in which Mr. D. Ellis is receiving severance payments or for a period of one year, whichever is longer.

DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board or its committees.

In fiscal year 2008, we provided the following annual compensation to directors who are not employees:

U.S. Dollars
Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($) (1) (2)	All Other Compensation ($)	Total ($)
Michael P. Bentley	$27,750	$17,221	$0	$44,971
Lionel G. Dodd	$25,000	$17,221	$0	$42,221
John J. Sutherland	$22,750	$17,221	$0	$39,971
Daniel J. Whittle	$26,000	$17,221	$0	$43,221

———————

(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 31, 2008, in accordance with FAS 123R, of awards pursuant to the Company’s 2003 Omnibus Incentive Plan and thus include amounts from awards granted prior to fiscal year 2008. Assumptions used in the calculation of these amounts are included in Note 2 (Summary of Significant Accounting Policies) to our audited financial statements for the fiscal year ended January 31, 2008, under the heading “Stock-Based Compensation,” which financial statements are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 28, 2008.

(2)

The aggregate number of stock options outstanding for each director under the 2003 Omnibus Incentive Plan as of January 31, 2008 was as follows: Mr. Bentley held 30,000 stock options; Mr. Dodd held 30,000 stock options; Mr. Sutherland held 30,000 stock options; and Mr. Whittle held 30,000 stock options.

Cash Compensation Issued to Non-Employee Directors during the Fiscal Year

The Company paid its non-employee Directors a retainer of $2,500 per quarter during fiscal year ended 2008. Fees for each board meeting attended (whether in person or via teleconference) was $750 and increased to $1,250 effective April 4, 2007. For each meeting in which the Director served as a chair of a committee the fee was $750 until April 4, 2007 and $1,000 thereafter; and $500 for each Director attending a committee meeting.

Long-Term Compensation Issued to Non-Employee Directors during the Fiscal Year

On December 12, 2007, the Compensation Committee recommended and the Board of Directors approved the grant to each non-employee Director of a stock option to purchase 10,000 Common Shares under the Company’s 2003 Omnibus Incentive Plan, which options vest seven months from the date of grant (which was three trading days following the release of the third quarter financial statements for fiscal year 2008). The stock options were issued on December 19, 2007 at an exercise price of $4.00, fully vesting on July 19, 2008 and shall expire on December 19, 2010 if not exercised earlier.

Stock Option Plans and Outstanding Options

The Company’s 1993 Stock Option Plan for U.S. Participants (the “1993 U.S. Plan”) and the 1993 Equity Incentive Stock Option Plan (the “1993 Equity Plan” and, collectively with the 1993 U.S. Plan, the “1993 Stock Plans”) expired on May 19, 2003. On May 20, 2003, the 2003 Stock Option Plan for U.S. Participants and the 2003 Equity Incentive Stock Option Plan (“collectively called the “2003 U.S. Plans”) took effect. On June 8, 2004, as recommended by the Board of Directors, the shareholders approved an amendment and restatement of the 2003 U.S. Plans into one plan named the “2003 Omnibus Incentive Plan.”

The 2003 Omnibus Incentive Plan is administered by the Compensation Committee of the Board. The Compensation Committee has the authority to determine eligible persons, the time and type of grant and the number of shares to be used for each award, impose such terms, limitations, restrictions and conditions upon each award and in addition modify, extend or renew an outstanding award. The maximum awards available for grant under the 2003 Omnibus Incentive Plan shall not exceed an aggregate of 1,100,000 Shares. Participation in the 2003 Omnibus Plan is open to all employees, Officers, Directors and consultants of the Company or of any parent or subsidiary of the Company, as well as employees of certain persons that provide management services and independent consultants and advisers to the Company. Types of awards include the granting of stock options, stock appreciation rights, restricted or unrestricted share awards, phantom stock, performance awards, or any combination of the foregoing. In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Shares adjustments or other substitutions will be made to the awards granted under the 2003 Omnibus Incentive Plan.

Under the 2003 Omnibus Incentive Plan, stock options to purchase a total of 563,517 Common Shares at exercise prices ranging from (U.S.) $3.15 to (U.S.) $4.70, with expiry dates beginning December 15, 2008, were outstanding as of January 31, 2008. Pursuant to the vesting terms of the stock option agreements, stock options to purchase 109,434 Common Shares were eligible for exercise at January 31, 2008.

Equity Compensation Plan Information

The following table provides information about equity awards under the 2003 Omnibus Incentive Plan as of January 31, 2008:

U.S. Dollars
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	563,517	$3.03	526,483
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	563,517	$3.03	526,483

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and related persons as defined under applicable SEC rules. The policy covers any related-person transaction that meets the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which a related person has or will have a direct or indirect material interest).

Policy

•

Related-person transactions must be approved by the Audit Committee (or, with respect to compensation decisions, the Compensation Committee), who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the appropriate committee will consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

•

The relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Procedures

•

Management or the affected director or Executive Officer will bring the matter to the attention of the Chief Executive Officer, the chair of the Audit Committee, and the secretary.

•

The Chief Executive Officer will determine (or if he is involved in the transaction, the chair of the Audit Committee) whether the matter should be considered by the Audit Committee or Compensation Committee, each of which consists only of independent directors.

•

If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•

The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable if it otherwise meets the requirement of the related-person policy.

•

The relevant committee will review the transactions annually to determine whether it continues to be in the Company’s best interests.

During each of fiscal year 2008 and fiscal year 2007, the Company was a party to a management services agreement with Gordann, of which the Company’s Chief Executive officer, Mr. G. Ellis, owns a 51% interest. Please see “Compensation of Directors and Named Executive Officers” for description of the compensation paid or payable under this agreement. The Compensation Committee approved and continues to monitor this arrangement consistent with the above policy.

THE AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited consolidated financial statements and footnotes for the Company’s fiscal year ended January 31, 2008 with management and discussed those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, with the Company’s independent auditors, Moss Adams LLP. The Audit Committee has also reviewed financial matters with Moss Adams. The Audit Committee also has received written disclosures and a letter from Moss Adams required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), discussed the independence of Moss Adams with members of Moss Adams and considered the compatibility of non-audit services with the independent auditors’ independence. Based on these reviews and its discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008. The Audit Committee also recommended to the Board of Directors the selection of Moss Adams, Certified Public Accountants, to serve as the Company’s independent auditors for the fiscal year ending January 31, 2009.

Submitted by the Audit Committee

John J. Sutherland

Michael P. Bentley

Daniel J. Whittle

PROPOSAL TWO – RATIFICATION OF INDEPENDENT AUDITORS

Ratification of Independent Auditors for Fiscal Year 2009

The Audit Committee has nominated Moss Adams, Certified Public Accountants, to serve as the Company’s independent auditors for the fiscal year ending January 31, 2009, at a remuneration to be fixed by the Audit Committee.

Moss Adams has served as the Company’s auditors since July 3, 2001 and will have a representative present at the Meeting to make a statement, if they desire to do so, and to respond to appropriate questions from the shareholders.

Independent Auditor Fees and Services

Audit Fees

The aggregate fees billed by Moss Adams for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2008 and 2007 and quarterly reviews of the financial statements included in the Company’s Forms 10-Q for fiscal years 2008 and 2007 were approximately (U.S.) $158,700 and (U.S.) $132,000, respectively.

Audit-Related Fees

There were no fees billed for fiscal years 2008 and 2007 for assurance and related services by Moss Adams that were reasonably related to the performance of its audit of the Company’s financial statements and not reported under the caption “Audit Fees”.

Tax Fees

There were no fees billed for fiscal years 2008 and 2007 for tax compliance, tax advice or tax planning services rendered to the Company.

All Other Fees

There were no fees billed for fiscal years 2008 and 2007 for other services rendered to the Company by Moss Adams.

The Audit Committee pre-approves all audit and non-audit services performed by the Company’s independent auditors and the fees to be paid in connection with such services in order to ensure that the provision of such services does not impair the auditors’ independence. Unless the Audit Committee provides general pre-approval of a service to be provided by the independent auditors and the related fees, the service and fees must receive specific pre-approval from the Audit Committee. All general pre-approvals of services and fees are pursuant to the terms of a written Audit Committee pre-approval policy, which describes the services subject to general pre-approval. The term of any general pre-approval is twelve (12) months unless otherwise specified by the Audit Committee. The Audit Committee annually reviews and generally pre-approves the services that may be provided by, and the fees that may be paid to, the independent auditors without obtaining specific pre-approval. The Audit Committee most recently made such review and general pre-approvals of the auditors’ engagement letter in December 12, 2007. The Audit Committee will review and revise the list of general pre-approved services from time to time as necessary.

Vote Required for Ratification of Independent Auditors

If a quorum is present and voting, the vote of a majority of the Common Shares represented in person or by proxy at the Meeting is required to ratify the appointment of Moss Adams as the Company’s independent auditors, at a remuneration to be fixed by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS AS THE COMPANY’S INDEPENDENT AUDITORS, AT A REMUNERATION TO BE FIXED BY THE AUDIT COMMITTEE.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no amendments or variations to the matters to come before the Meeting, or of any matters other than those set forth above and in the notice of annual and special meeting. However, if any such amendments or variations of matters identified in the notice of annual general meeting or other matters properly come before the meeting, or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote on them in accordance with their best judgement, exercising discretionary authority.

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present proposals or nominations at the Company’s 2009 annual meeting pursuant to Rule 14a-8 under the Exchange Act must ensure that such proposals or nominations are received by the Company no later than January 17, 2009. Such proposals or nominations must meet the requirements of the Business Corporations Act (British Columbia) and the SEC to be eligible for inclusion in the Company’s proxy materials. The Company strongly encourages any shareholder interested in submitting a proposal or nomination to contact the Company’s Corporate Secretary in advance of this deadline to discuss any proposal or nomination he or she is considering, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal or nomination does not guarantee that the Company will include it in its proxy statement. In order for a proposal or nomination submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) of the Exchange Act, the Company must receive such proposal or nomination no later than April 1, 2009. Any shareholder proposals or nominations must be submitted to the Company’s Corporate Secretary in writing at the Company’s principal executive offices.

The Board of Directors has adopted additional requirements specifically with respect to shareholder nominations for the election of directors. See “Proposal One – Election of Directors – Board Matters and Committees.”

BOARD APPROVAL

The contents of this Proxy Statement have been approved and its mailing has been authorized by a resolution of the Board of Directors of the Company on April 24, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Gordon L. Ellis, Chairman

INTERNATIONAL ABSORBENTS INC.	Computershare
9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

Security Class:

Holder: Holder Account Number

Form of Proxy - Annual General Meeting to be held on June 11, 2008

This Form of Proxy is solicited by and on behalf of the Board of Directors.

Notes to Form of Proxy

1.

Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.

If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.

This proxy should be signed in the exact manner as the name appears on the proxy.

4.

If this proxy is not dated, it will be deemed to bear the date on which it is mailed by the Company to the holder.

5.

The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors.

6.

The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.

This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

8.

This proxy should be read in conjunction with the accompanying documentation provided by the Company.

Proxies submitted must be received by 5:00 p.m., EST on Monday, June 9, 2008

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone

• Call the number listed BELOW from a touch tone telephone.

• Go to the following web site:

1-866-732-VOTE (8683) Toll Free

www.investorvote.com

To If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Executive Officers named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.

CONTROL NUMBER	HOLDER ACCOUNT NUMBER	ACCESS NUMBER

Appointment of Proxyholder

The undersigned shareholder ("Registered Shareholder") of International Absorbents Inc. (the "Company") hereby appoints: Gordon L. Ellis, or failing this person, David H. Thompson, Executive Officers of the Company,

OR	Print the name of the person you are appointing if this person is someone other than the Executive Officers of the Company.

as my/our proxyholder and attorney in fact for and on behalf of the Registered Shareholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of Shareholders of International Absorbents Inc. to be held at 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, Canada on Wednesday, June 11, 2008 at 10:00 AM (Pacific Time) and at any adjournment thereof.

VOTING AS RECOMMENDED BY THE BOARD OF DIRECTORS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors - To elect the following persons as Class I Directors of the Company for a term of two years.

01. Gordon L. Ellis

 For

☐

Withhold

☐

02. Michael P. Bentley

 For

☐

Withhold

☐

2. Appointment of Auditors - To ratify the appointment by the Company's Audit Committee of Moss Adams, LLP as the Company’s independent auditors for the fiscal year ending January 31, 2009.

For

☐

Withhold

☐

3. Other Business - To grant the proxyholder authority to vote at his/her discretion on any other business which may properly come before the meeting.

For

☐

Against

☐

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)	Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Annual General Meeting. If no voting instructions are indicated above, this Form of Proxy will be voted as recommended by the Board of Directors.

____ / ____ / ____ DD MM YY

.

May 16, 2008

Dear Shareholder:

International Absorbents Inc. (the “Company”)

REQUEST FOR PRINTED COPIES OF ANNUAL AND INTERIM FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND ANALYISIS.

In accordance with Canadian Securities Administrators’ National Instrument No. 51-102, Continuous Disclosure Obligations, the registered and beneficial owners of our shares may request a copy of our annual audited financial statements and management discussions and analysis (MD&A”) for the annual audited financial statements, our unaudited interim financial statements and MD&A, or both.

If you wish to receive printed copies of any of these documents, please indicate your request by completing this form and returning it to:

International Absorbents Inc.

1569 Dempsey Road

North Vancouver, British Columbia Canada V7K 1S8

Tel:   (604) 681-6181        Fax:  (604) 904-4105

As an alternative to receiving these financial statements and MD&A by mail, you may view them on the Company’s website at www.internationalabsorbents.com, www.sec.gov, or www.sedar.com.

REQUEST TO RECEIVE ANNUAL AND INTERIM FINANCIAL STATEMENTS AND MD&A OF INTERNATIONAL ABSORBENTS INC. (the “Company”).

A.

Please send me the annual audited financial statements and MD&A

B.

Please send me the interim unaudited financial statements and MD&A

C.

Please send me both A and B.

I confirm that I am a registered and/or beneficial holder of shares of the Company.

______________________________________________

Signature

______________________________________________

Name of Shareholder – Please Print

______________________________________________

Address

______________________________________________

Postal Code

______________________________________________

Name and Title of Person Signing, if different from name above.